Exhibit 99.1

News Release
Compellent Reports Strong Third Quarter Revenue Growth
New and Repeat End User Orders Fuel Revenue Growth of 112%
Gross Margin up 2.1 Percentage Points Sequentially
EDEN PRAIRIE, Minn., Nov. 15, 2007 — Compellent Technologies, Inc. (NYSE Arca: CML) announced today its financial results for the third quarter ended September 30, 2007. Revenue grew 112% to $13.4 million compared with $6.3 million in the third quarter of 2006. In addition, Compellent completed its initial public offering in early October, raising approximately $85 million, including full exercise of the “green shoe.”
“Our third quarter results demonstrate the strong end user demand for our enterprise-class network storage solutions,” said Phil Soran, president and CEO of Compellent. “Our triple-digit revenue growth was driven by new end users adopting virtualized storage as the foundation of their data centers and an increasing percentage of revenue from existing installations.”
Revenue Growth Driven by Focus on Midsized Enterprise Storage Market
“The storage market for midsize enterprises is large and growing,” continued Mr. Soran. “We believe that our sophisticated yet simple storage solutions meet the specific needs of this important market and looking forward, we see even greater opportunities to help end users lower their overall costs of storing, managing and protecting their data.”
Other third quarter 2007 financial highlights:
•	The number of end users at the end of the third quarter was 642, which represents an 89% increase from the end of the third quarter of 2006.

•	Revenue from existing end users year to date increased to 39% of total revenue, from 32% through the first six months of 2007 and 21% through all of 2006.

•	Product support and services revenue was $2.2 million and represented 17% of total revenue. This is up from $885,000 in the third quarter of 2006 when it represented 14% of total revenue.

•	Gross margin was 49.9%, up from 47.8% in the second quarter of 2007. This increase was driven primarily by higher product support and services margins.

•	Operating expenses in the third quarter of 2007 were 88% above the 2006 third quarter, primarily due to investments in research and development and additional sales and marketing efforts necessary to support future revenue growth.

•	Net loss of $(2.0) million, or $(0.45) per share, a decrease from a net loss of $(7.8) million, or $(1.94) per share, in the third quarter of 2006. Included in the 2006 third quarter results was a one-time charge of $6.3 million for the accretion of redeemable convertible preferred stock.

•	For the nine month period ended September 30, 2007, revenue increased 117% from the comparable period in 2006 to $34.3 million from $15.8 million. For the nine month period, the company reported a net loss of $(6.0) million, or $(1.40) per share, compared with a net loss of $(11.2) million, or $(2.80) per share, for the same period of 2006.
Guidance
Management anticipates continued revenue growth from the company’s Storage Center solution and service and currently anticipates that its revenue for the fourth quarter of 2007 will grow to approximately $14.5 million from $7.5 million in the fourth quarter of 2006.
The company expects its gross margin in the fourth quarter to be consistent with its gross margin in the third quarter 2007. The company expects to continue its infrastructure growth in sales through additional hiring during the fourth quarter and to assume additional general and administrative costs reflecting growth as well as costs associated with being a public company. Total operating costs are expected to be between $9.5 and $10.0 million in the fourth quarter of 2007.
Conference Call
The company has scheduled a conference call to discuss its third quarter results and current business developments today, Nov.15, at 5:00 pm ET. To access the call, dial 800-218-8862 domestically or 303-262-2130 internationally. The call will also be webcast live at http://www.compellent.com/investors. An audio replay will be available for 7 days following the call at (800) 405-2236 for U.S. callers or (303) 590-3000 for those calling outside the U.S. The password required to access the replay is 11101276#. An archived webcast will also be available at http://www.compellent.com/investors until the company’s conference call to discuss its fourth quarter 2007 financial results.
About Compellent
Compellent is a leading provider of enterprise-class network storage solutions that are highly scalable, feature-rich and designed to be easy to use and cost effective. Compellent Technologies’ principal offices are located in Eden Prairie, MN. For more information, please visit: http://www.compellent.com.
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specifically, statements concerning Compellent’s financial guidance for the fourth quarter of 2007, including revenue, gross margin and total operating cost projections, and the anticipated demand for its storage solution are forward-looking statements within the meaning of the Safe Harbor. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance, time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties, including slower than expected growth of the Medium Enterprise storage market or adoption of the Company’s storage solution; the impact of technological development and competition; the impact of competitive products and technologies; the

Company’s reliance on third-parties to sell their storage solution; whether end users continue to adopt the Company’s storage solution; pricing and availability of suppliers’ products; general industry trends; the Company’s capital and operating requirements to grow its business and changes in industry standards and interfaces, which may cause actual results to differ materially from the statements contained herein. Further information on potential risk factors that could affect Compellent’s business and its financial results are detailed in its Form S-1 as filed with the Securities and Exchange Commission on July 2, 2007, as amended, in connection with its initial public offering. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Compellent undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.
Contact Information:
Investor Contacts:
Jack Judd
Compellent Technologies
952-294-3316

Doug Sherk/Jenifer Kirtland
EVC Group
415-896-6820
jkirtland@evcgroup.com

Media Contact :
Patty Barry
Matter Communications
978-499-9250, x231
patty@matternow.com

COMPELLENT TECHNOLOGIES, INC.
CONDENSED BALANCE SHEETS

	September 30,	December 31,
	2007	2006
	(unaudited)
	(in thousands)
Assets
Current assets
Cash and short-term investments	$8,456	$15,364
Accounts receivable, net	12,184	7,918
Inventories	2,550	1,753
Prepaid expenses and other current assets	2,185	313

Total current assets	25,375	25,348

Property and equipment, net	2,199	1,059

Total assets	$27,574	$26,407

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$3,404	$2,296
Accrued liabilities	3,862	2,235
Deferred revenue, current	5,814	3,132

Total current liabilities	13,080	7,663

Deferred revenue, non-current	2,201	840

Stockholders’ equity	12,293	17,904

Total liabilities and stockholders’ equity	$27,574	$26,407

COMPELLENT TECHNOLOGIES, INC.
STATEMENTS OF OPERATIONS

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006
	(unaudited)
	(in thousands, except per share amounts)
Revenue
Product	$11,168	$5,448	$28,809	$13,529
Product support and services	2,236	885	5,534	2,266

Total revenue	13,404	6,333	34,343	15,795

Cost of revenue
Cost of product	5,551	2,553	14,549	6,560
Cost of product support and services	1,163	618	3,232	1,936

Total cost of revenue	6,714	3,171	17,781	8,496

Gross profit	6,690	3,162	16,562	7,299

Operating expenses
Sales and marketing	5,828	2,798	15,414	7,022
Research and development	2,177	1,454	5,597	4,182
General and administrative	767	414	2,055	1,126

Total operating expenses	8,772	4,666	23,066	12,330

Loss from operations	(2,082)	(1,504)	(6,504)	(5,031)

Interest income	88	61	457	197

Net loss	(1,994)	(1,443)	(6,047)	(4,834)

Accretion of redeemable convertible preferred stock	—	6,310	—	6,330

Net loss attributable to common stockholders	$(1,994)	$(7,753)	$(6,047)	$(11,164)

Net loss per common share, basic and diluted	$(0.45)	$(1.94)	$(1.40)	$(2.80)

Shares used in computing net loss per common share, basic and diluted	4,413	4,000	4,304	3,985

COMPELLENT TECHNOLOGIES, INC.
CONDENSED STATEMENTS OF CASH FLOWS

	For the Nine Months
	Ended September 30,
	2007	2006
	(unaudited)
	(in thousands)
Operating activities
Net loss	$(6,047)	$(4,834)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	862	548
Compensation expense related to stock options	385	45
Issuance of common stock for services provided	32	—
Changes in operating assets and liabilities	(26)	(1,712)

Net cash used in operating activities	(4,794)	(5,953)

Net cash used in investing activities	(1,744)	(898)

Net cash provided by (used in) financing activities	(112)	22,437

Net increase (decrease) in cash and cash equivalents	$(6,650)	$15,586

COMPELLENT TECHNOLOGIES, INC.
SUPPLEMENTAL FINANCIAL DISCLOSURE

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(unaudited)
	(in thousands)
Stock-based compensation expense included as part of:
Cost of product	$25	$—	$52	$—
Sales and marketing	88	2	290	29
Research and development	41	2	96	3
General and administrative	18	10	67	13

Total stock-based compensation expense	$172	$14	$505	$45